Exhibit 99.1

PDL Community Bancorp Announces Completion of the Reorganization of

Ponce De Leon Federal Bank and its Stock Offering

BRONX, New York, September 29, 2017 (GlobeNewswire) —PDL Community Bancorp (the “Company”), the federally-chartered holding company for Ponce Bank (the “Bank”), announced today that the reorganization of Ponce De Leon Federal Bank into a mutual holding company structure and the Company’s stock offering in connection with the reorganization has been completed.

The Company issued and sold 45.0% of its outstanding shares to subscribers in the stock offering, which includes the Bank’s Employee Stock Option Plan (“ESOP”). Additionally, the Company issued 3.3% of its outstanding shares to the newly-formed charitable foundation, the Ponce De Leon Foundation, a charitable foundation formed in connection with the reorganization and dedicated to supporting charitable organizations operating in the Bank’s local communities. The remaining 51.7% of the Company’s outstanding shares were issued to Ponce Bank Mutual Holding Company, the Company’s federally-chartered mutual holding company.

A total of 8,308,362 shares of common stock of the Company were sold in the subscription offering at a price of $10.00 per share. The offering was oversubscribed by eligible account holders who had a first-tier priority (those depositors having a qualifying deposit as of October 31, 2015) in the subscription offering, and the ESOP. Total subscriptions in the subscription offering amounted to $225,431,590 based on orders received for 22,543,159 shares at $10.00 per share. Orders from eligible account holders accounted for the substantial portion of the orders received. Accordingly, shares were allocated to first tier subscribers and the ESOP in accordance with the Plan of Reorganization from a Mutual Bank to a Mutual Holding Company and Stock Issuance Plan, as amended, and as described in the Company’s Prospectus.

Some eligible account holders may not receive all shares for which they subscribed. Eligible account holders wishing to confirm their allocations may do so by contacting the Stock Information Center at (888) 317-2811. The Stock Information Center is open Monday through Friday, between 10:00 a.m. and 4:00 p.m. Eastern Time.

Shares of the Company’s stock are expected to trade on the Nasdaq Global Market under the trading symbol “PDLB” beginning Monday, October 2, 2017.

Steven A. Tsavaris, Chairman and Chief Executive Officer of the Bank said, “We want to thank our customers and our employees for their support and vote of confidence in the future of the Bank.”

Carlos P. Naudon, President and Chief Executive Officer of the Company said, “Our customers, employees and community have all been the key to our enduring history of success and the Bank and the Company will remain committed to their customers, employees, community and shareholders.”

Raymond James & Associates, Inc. acted as agent in the stock offering and served as financial advisor to the Company and the Bank in connection with the reorganization and stock offering. Locke Lord LLP acted as legal counsel to the Company and the Bank in connection with the reorganization and stock offering. Silver, Freedman, Taff & Tiernan LLP acted as legal counsel to Raymond James & Associates, Inc. in connection with the reorganization and stock offering.

Ponce Bank is a federally-chartered savings bank headquartered in Bronx, New York. The Bank conducts its business from its administrative office and 13 branch offices. The Bank’s branch offices are located in Bronx, Manhattan, Queens and Brooklyn, New York and Union City, New Jersey.

This press release contains certain forward-looking statements about the reorganization and stock offering. Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include delays in consummation of the offering, failure to receive required regulatory approvals, increased competitive pressures, changes in the interest rate environment, general economic conditions or conditions within the securities markets, and legislative and regulatory changes that could adversely affect the business in which the Bank and the Company are engaged.

The shares of common stock of PDL Community Bancorp are not savings accounts or savings deposits, may lose value and are not insured by the Federal Deposit Insurance Corporation or any other government agency.

CONTACT: Frank Perez, Chief Financial Officer, Ponce Bank, (718) 931-9000, frank.perez@poncebank.net